                                                                    EXHIBIT 10.9

                                  STENTOR, INC.
                              500 MARINA BOULEVARD
                               BRISBANE, CA 94005

June 27, 2003

Oran Muduroglu 3733
Broderick Street
San Francisco, CA 94123

      RE: EMPLOYMENT AND CONSULTING AGREEMENT

Dear Oran:

This letter agreement (this "AGREEMENT") reflects the modified employment terms under which Stentor, Inc. (the "COMPANY") and you have agreed to continue your employment. Concurrent with the execution of this Agreement and as a material inducement for the Company to enter into this Agreement you will enter into the Release of Claims Agreement attached hereto as Exhibit A.

      1.    POSITION, DUTIES AND RESPONSIBILITIES.

            (a) EMPLOYMENT POSITION. You will continue in your position as the Chief Executive Officer ("CEO") reporting to the Company's Board of Directors (the "BOARD") until the Company's new full-time CEO commences employment at which time you shall serve in such other capacity or capacities as the Company and you agree to from time to time. If the parties cannot agree with respect to a change in your capacity or capacities, or if either party is dissatisfied with a capacity upon which they had agreed and cannot agree to a subsequent change, you shall serve as a consultant, as described below in Section 1(b). You will work at the Company's Brisbane, California headquarters. The Company retains the discretion to modify your position and duties from time to time without a written modification of this Agreement, but if you do not agree to such modification, you shall serve as a consultant pursuant to Section 1(b) below.

            (b) CONSULTANT POSITION. Unless you and the Board agree otherwise, upon the date that you or the Company determine, as set forth in Section 1(a), that such parties are unable to agree on your employment duties, you will become a consultant to the Company. As a consultant you will report to the Board and perform such services as reasonably requested by the Board. During the period in which you provide consulting services to the Company (the "CONSULTING PERIOD") you will be subject to the provisions set forth on Schedule 1 attached hereto and the terms and conditions of this Agreement.

Oran Muduroglu
June 27, 2003
Page 2

      2. PARTICIPATION IN SEARCH FOR CEO. You acknowledge that the Board, in its sole discretion, has decided to recruit a new CEO for the Company. You and the Board agree that so long as you are employed by, or serving as a consultant to, the Company and are receiving the compensation as provided in Section 3, below, you shall participate in the recruitment and evaluation of CEO candidates, and in the orderly transition of information and management duties to the individual hired as the Company's new CEO.

      3.    COMPENSATION AND EMPLOYEE BENEFITS.

            (a) BASE SALARY; CONSULTANT FEE.

                  (i) Your annual base salary will be Eighteen Thousand Seven Hundred Fifty Dollars ($18,750) per month (Two Hundred Twenty Five Thousand Dollars ($225,000) annualized), less standard payroll deductions and required withholdings, paid according to the Company's regular payroll schedule and procedures. You will be considered for increases in base salary, as determined in the sole discretion of the Board.

                  (ii) If you become a consultant to the Company, as provided in
Section 1, you will be paid a monthly fee of Eighteen Thousand Seven Hundred Fifty Dollars ($18,750) (the "MONTHLY CONSULTING FEE"), less any tax withholdings required by law, through the second anniversary of the date of this Agreement.

            (b) STOCK OPTION GRANT. Subject to Board approval, the Company will grant you an option to purchase Ninety Six Thousand (96,000) shares of the Company's common stock (the "SPECIAL OPTION"), pursuant to the Company's 2001 Incentive Stock Plan (the "PLAN"). The Special Option will be subject to the terms and conditions of the Plan and your stock option agreement and stock option grant notice. Fifty percent of the Special Option will vest on the second anniversary of the date of this Agreement, and 1/48th of the Special Option shall vest on each monthly anniversary thereafter. The Special Option whether vested or unvested shall immediately terminate and be rendered void in the event you:

                  (i) breach your obligations under your Proprietary Information Agreement or this Agreement, including without limitation the obligations set forth in Section 4;

                  (ii) directly or indirectly, whether as an officer, director, employee, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership, or other entity which develops, licenses, distributes and/or markets software and/or systems for the management of digital medical images, which could be either stand-alone systems or integrated into broader systems, including, but not limited to, Picture Archiving and Communications Systems, image display systems, image distribution systems and/or image archiving systems, anywhere in the world, provided, however, that anything above to the contrary notwithstanding, you may (x) own, as a

Oran Muduroglu
June 27, 2003
Page 3

passive investor, securities of any entity, so long as your direct holdings in any one such corporation do not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation, and (y) work for an entity that engages in the prohibited activity set forth above if: (1) you work in a separate and distinct business department, division or unit that does not directly or indirectly engage in such prohibited activity; (2) you do not provide services for the benefit of or support the business department, division or unit that engages in such prohibited activity; and (3) you do not directly or indirectly provide information on the Company's business to the business department, division or unit that engages in such prohibited activity; or

                  (iii) are terminated from your employment or consulting position with Cause (as defined below) or if you terminate your employment without Good Reason (as defined below).

            (c) EMPLOYEE BENEFITS. As an employee, you shall remain eligible for all benefits of the Company, including paid time off accrual and health and disability benefits, under the terms and conditions of the standard Company benefits plans which may be in effect from time to time and provided by the Company to its senior executive level employees generally. Details about these benefits are set forth in the summary plan descriptions and other materials available for your review. The Company may, in its discretion, modify your compensation and benefits from time to time, as it deems necessary, and the Company may, in its discretion, change the level of benefits it provides to employees from time to time, as it deems advisable for the workforce.

            (d) CONSULTING BENEFITS. During the Consulting Period you shall be entitled to reimbursement for COBRA premiums in accordance with, and subject to, the terms and conditions of Section 7 below.

      4. OTHER ACTIVITIES DURING EMPLOYMENT AND THE CONSULTING PERIOD; NON-SOLICITATION.

            (a) Except with the prior written consent of the Board, you will not during your employment undertake or engage in any other employment, occupation or business enterprise. You may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your job duties. For clarification purposes, the restrictions of this Section 4(a) do not apply to you during the Consulting Period.

            (b) Except as permitted by Section 4(c) below, during your employment and the Consulting Period you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by you to be adverse or antagonistic to the Company, or its business or prospects, financial or otherwise.

            (c) During the term of your employment by the Company and during the Consulting Period, except on behalf of the Company, you will not directly or indirectly, whether

Oran Muduroglu
June 27, 2003
Page 4

as an officer, director, employee, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership, or other entity which develops, licenses, distributes and/or markets software and/or systems for the management of digital medical images, which could be either stand-alone systems or integrated into broader systems, including, but not limited to, Picture Archiving and Communications Systems, image display systems, image distribution systems and/or image archiving systems, anywhere in the world, provided, however, that anything above to the contrary notwithstanding, you may (x) own, as a passive investor, securities of any entity, so long as your direct holdings in any one such corporation do not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation, and (y) work for an entity that engages in the prohibited activity set forth above if: (1) you work in a separate and distinct business department, division or unit that does not directly or indirectly engage in such prohibited activity; (2) you do not provide services for the benefit of or support the business department, division or unit that engages in such prohibited activity; and (3) you do not directly or indirectly provide information on the Company's business to the business department, division or unit that engages in such prohibited activity.

            (d) You acknowledge that because of your position in the Company, you will have access to material intellectual property and confidential information. During the term of your employment by the Company and the Consulting Period, and for one (1) year after the later of (x) the termination of your employment or (y) the termination of your services to the Company as a consultant (as provided in Section 1) in addition to your other obligations hereunder or under the Proprietary Information Agreement (as defined below), you shall not, for yourself or any third party, directly or indirectly:

                  (i) divert or attempt to divert from the Company any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers, or

                  (ii) solicit or otherwise induce any person employed by the Company to terminate his or her employment.

      5. COMPANY POLICIES; PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. AS A Company employee and as a consultant to the Company, you will be expected to abide by Company rules and policies. As a further condition of your continued employment, you agree to continue to abide by your obligations under that certain Employee Proprietary Information and Inventions Agreement (PROPRIETARY INFORMATION AGREEMENT") between you and the Company, signed by you on November 1, 1998. During the term of the Consulting Period, the Proprietary Information Agreement shall be deemed amended so that all references to "employee" and "employment" are deemed to also include the terms "consultant" and "Consulting Period" and so that all of the terms and conditions of the Proprietary Information Agreement fully apply to you

Oran Muduroglu
June 27, 2003
Page 5

as a consultant during the Consulting Period, provided however, Section 2.7 of the Proprietary Information Agreement regarding works made for hire, shall be inapplicable to you during the Consulting Period. For clarification purposes, the invention assignment provisions in Section 2 shall apply to any Inventions (as defined in the Proprietary Information Agreement) you create during the Consulting Period and the 6 month period after termination of employment in
Section 2.5 would also refer to the 6 month period after the Consulting Period ends.

      6.    AT-WILL EMPLOYMENT RELATIONSHIP; OTHER TERMINATIONS.

            (a) AT-WILL EMPLOYMENT. Your employment with the Company shall be "at will" at all times. Either you or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. Upon and after such termination, all obligations of the Company under this Agreement shall cease, unless the Company terminates you without Cause or you terminate your employment with Good Reason (as defined below), in which case the Company will provide you with the Termination Benefits as described in
Section 7.

            (b) TERMINATION OF CONSULTING RELATIONSHIP. Your engagement as a consultant to the Company under Section 1, may be terminated at any time, with or without Cause or advance notice. Upon and after such termination, all obligations of the Company under this Agreement shall cease, unless the Company terminates your consulting arrangement without Cause (as defined below), in which case the Company will provide you with the Termination Benefits as described in Section 7.

            (c) DEATH. Your employment or consulting arrangement shall terminate automatically upon your death. The Company shall pay to your beneficiaries or estate, as appropriate, any compensation then due and owing. Thereafter all obligations of the Company under this Agreement shall cease. Nothing in this Section shall affect any entitlement of your heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

            (d) DISABILITY. If you become eligible for the Company's long term disability benefits or if, in the sole opinion of the Company, you are unable to carry out the responsibilities and functions of the position held by you by reason of any physical or mental impairment for more than ninety (90) consecutive days or more than one hundred and twenty days in any twelve-month period, then, to the extent permitted by law, the Company may terminate your employment. If you are terminated pursuant to this Section 6(d), you will be provided with the Termination Benefits (as defined below), provided that you comply with the terms and conditions related to the receipt of such benefits, and provided further, that the amount of any monetary payments to you shall be reduced by any disability payments you receive under any disability plan of the Company. Nothing in this Section shall affect your rights under any disability plan in which you are a participant.

Oran Muduroglu
June 27, 2003
Page 6

      7. TERMINATION BENEFITS. If the Company (i) terminates your employment without Cause at any time (other than as a result of being converted to a consultant position under Section 1), or (ii) terminates your consulting arrangement (as provided in Section 1) without Cause on or prior to the second anniversary of the date of this Agreement, or (iii) if you terminate your employment for Good Reason (as defined below) at any time, in each case as determined in good faith by the Board, provided that you execute and deliver the Release Agreement, attached hereto as Exhibit B (the "RELEASE AGREEMENT") in accordance with Section 7(d) and such Release Agreement is not revoked, you will receive the following as your sole termination benefits (collectively, the "TERMINATION BENEFITS") through the end of the Termination Period (as defined below):

            (a) SALARY/MONTHLY CONSULTING FEE CONTINUATION. Through the end of the Termination Period, you will continue to receive payments (i) equal to your base salary, if you were an employee at the time of your termination, or (ii) equal to the Monthly Consulting Fee, if you were a consultant at the time of your termination, as set forth in Section 3(a), on the same payment schedule, in effect as of the effective date of your termination, and subject to standard payroll deductions and required withholdings, if any.

            (b) COBRA PREMIUMS. If you timely elect to continue your Company-provided group health insurance coverage pursuant to the federal and California state COBRA law, the Company will reimburse you for the cost of such COBRA premiums so that you may continue health insurance coverage, at the same level you maintain as of the employment termination date or at the time you become a consultant under Section 1(b), through the end of the Termination Period, or until such time as you qualify for health insurance benefits through a new employer, whichever occurs first, as follows: (i) reimbursement for 100% of your COBRA premiums and (ii) reimbursement for 60% of your eligible dependents' COBRA premiums.

            (c) STOCK OPTION. If the Special Option is granted pursuant to
Section 3(b), it will continue to vest on the same schedule and subject to the same conditions as set forth in Section 3(b) through the end of the Termination Period, provided that you execute and deliver the Release Agreement as provided in Section 7(d), and thereafter the Special Option will cease vesting. The option agreement relating to the Special Option shall provide (i) that it may be exercised for ninety (90) days following the end of the Termination Period and
(ii) that it shall continue to vest as set forth in this Section 7(c).

            (d) RELEASE AGREEMENT. As a condition of and prior to the Company's provision of any of the Termination Benefits set forth in Sections 7(a) through
(c), you must execute, deliver and make effective the Release Agreement (attached as Exhibit B) on the later of (i) the date your employment is terminated and you are not converted to a consultant (as provided in Section 1) or (ii) the date of the termination of your consulting arrangement (as provided in Section 1). In the event you revoke any part of or breach the Release Agreement, the Company will not provide any of the Termination Benefits to you.

Oran Muduroglu
June 27, 2003
Page 7

            (e) DEFINITION OF CAUSE. For purposes of this Agreement, "CAUSE" means the occurrence of any one or more of the following: (i) your conviction of, or plea of guilty or no contest with respect to, any felony or crime involving fraud, dishonesty, physical harm or moral turpitude; (ii) your participation in a fraud or act of dishonesty against the Company that results in material harm to the business of the Company; (iii) your intentional, material breach of any contract or agreement between you and the Company, including but not limited to this Agreement and your Proprietary Information Agreement, or your breach of any statutory duty that you owe to the Company, but only if you do not correct such breach within thirty (30) days after written notice thereof has been provided to you; (iv) your commission of an act of unlawful harassment or discrimination; (v) your willful refusal to implement or follow a lawful policy or directive of the Company or the Board, but only if you do not correct such action within thirty (30) days after written notice thereof has been provided to you, or (vi) a demonstrated and continued pattern of your substantial nonperformance of employment or consulting duties (other than due to your illness or because the requested conduct would subject you to criminal penalties or would violate applicable federal, state or local law, ordinance or regulation), occurring after the date of this Agreement, as determined by the Board in good faith, but only if you do not correct such nonperformance within thirty (30) days after a written notice has been provided to you that identifies your acts of substantial nonperformance of your duties, and, provided further, that the Board's determination of substantial nonperformance of your employment or consulting duties shall not be based on any of your acts or omissions as an employee of the Company prior to the date of this Agreement.

            (f) DEFINITION OF GOOD REASON. For purposes of this Agreement, "GOOD REASON" means, without your express written consent (i) a material reduction by the Company of your base salary as in effect immediately prior to such reduction (other than as part of a proportional reduction for all executives); (ii) a requirement by the Board that you perform an act that would subject you to criminal penalties or would violate applicable federal, state or local law, ordinance or regulations, or (iii) your relocation to a facility or a location more than fifty (50) miles from your current workplace; provided that for Good Reason to exist under subsections (i) through (iii) above, you must give the Company written notice of any of the events described in this Section 7(f) giving rise to Good Reason and the Company must fail to correct such events within thirty (30) days of the date such notice is given.

            (g) DEFINITION OF TERMINATION PERIOD. For purposes of this Agreement, the "TERMINATION PERIOD" is defined as the period from the date your employment or consulting arrangement is terminated through the two-year anniversary of the date you sign this Agreement; provided however, if (i) the Consulting Period is terminated without Cause after the eighteen (18) month anniversary of the date you sign this Agreement and before the two-year anniversary of the date you sign this Agreement, or (ii) your employment is terminated without Cause or for Good Reason at any time after the eighteen (18) month anniversary of the date you sign this Agreement, the Termination Period shall be extended so that you will receive a minimum of six (6) months of Termination Benefits from the date of such termination.

Oran Muduroglu
June 27, 2003
Page 8

            (h) AGREEMENT TO ACT AS CONSULTANT. As a condition of receiving the Termination Benefits, during the Termination Period, you promise to make yourself reasonably available to assist the Company with the transition of your responsibilities and to consult with the Company on matters related to your responsibilities during your employment or the Consulting Period. The Company's requests, if any, under this Section 7(h) will be reasonable and will take into account your work schedule, if any, and other time commitments, so as not to interfere with your ability to maintain subsequent employment during the Termination Period.

      8. TERMINATION OF TERMINATION BENEFITS. The Company's obligations, and your rights to Termination Benefits pursuant to Sections 7(a) through (c) shall cease and be rendered a nullity immediately in the event that during the Termination Period you:

            (a) breach your obligations under your Proprietary Information Agreement or this Agreement, including without limitation the obligations set forth in Section 4; or

            (b) directly or indirectly, whether as an officer, director, employee, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any stand-alone business, or any business residing within a corporation or any other entity, which develops, licenses, distributes and/or markets software and/or systems for the management of digital medical images, which could be either stand-alone systems or integrated into broader systems, including, but not limited to, Picture Archiving and Communications Systems, image display systems, image distribution systems and/or image archiving systems, anywhere in the world; provided, however, that anything above to the contrary notwithstanding, you may you may (x) own, as a passive investor, securities of any entity, so long as your direct holdings in any one such corporation do not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation, and (y) work for an entity that engages in the prohibited activity set forth above if: (1) you work in a separate and distinct business department, division or unit that does not directly or indirectly engage in such prohibited activity;
(2) you do not provide services for the benefit of or support the business department, division or unit that engages in such prohibited activity; and (3) you do not directly or indirectly provide information on the Company's business to the business department, division or unit that engages in such prohibited activity.

      9.    TERMINATION OBLIGATIONS.

            (a) RESIGNATION AND COOPERATION. Upon termination of your employment, you shall be deemed to have resigned from all offices and directorships then held with the Company. Following any termination of employment or your consulting arrangement, you shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. You shall also cooperate with the Company in

Oran Muduroglu
June 27, 2003
Page 9

the defense of any action brought by any third party against the Company that relates to your employment by the Company.

            (b) CONTINUING OBLIGATIONS. You acknowledge, understand and agree that your obligations under Section 4(d) (Non-Solicitation), Section 8 (Termination of Benefits), Section 9 (Termination Obligations) and Section 10 (Arbitration) shall survive the termination of your employment for any reason and the termination of this Agreement.

      10. ARBITRATION. Concurrent with the execution and delivery of this Agreement, you shall execute and deliver, and be bound by, the Arbitration Agreement which is attached as Exhibit C.

      11.   ASSIGNMENT; BINDING EFFECT.

            (a) ASSIGNMENT. Your performance hereunder is personal, and you agree that you shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

            (b) BINDING EFFECT. Subject to the foregoing restriction on assignment by you, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and your heirs, devisees, spouse, legal representatives and successors.

      12. NOTICES. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. You shall be obligated to notify the Company in writing of any change in your address. Notice of change of address shall be effective only when done in accordance with this paragraph.

      Company's notice address:

      Stentor, Inc.
      500 Marina Boulevard
      Brisbane, CA 94005

      Your notice address:

Oran Muduroglu
June 27, 2003
Page 10

      Oran Muduroglu
      3733 Broderick Street
      San Francisco, CA 94123

      13. COMPLETE AGREEMENT. This Agreement, including Exhibits A, B and C and Schedule 1, and your Proprietary Information Agreement, constitute the complete, final and exclusive embodiment of your employment agreement with the Company. In entering into this Agreement, neither party is relying upon any promise or representation, written or oral, on any subject concerning the Company or concerning your employment with the Company other than those expressly contained or referenced as applicable herein. This Agreement supersedes that certain offer letter dated November 5, 1998 from Caduceus Capital Partners outlining the terms of your employment with the Company and, except as stated herein, any other agreements or promises made to you by anyone, whether oral or written. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized member of the Board. This Agreement will be construed and interpreted in accordance with the laws of the State of California. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be modified so as to render valid and enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement may be delivered by telefacsimile and may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same agreement.

                            [Signature page follows]

Oran Muduroglu
June 27, 2003
Page 11

      14. ACKNOWLEDGEMENT. YOU ACKNOWLEDGE THAT YOU HAVE HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT YOU HAVE READ AND UNDERSTANDS THIS AGREEMENT, THAT YOU ARE FULLY AWARE OF ITS LEGAL EFFECT, AND THAT YOU HAVE ENTERED INTO IT FREELY BASED ON YOUR OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

                                     Sincerely,

                                     STENTOR, INC.

                                     BY: /s/ DAVIDI GILO
                                        ------------------------------------
                                     DAVIDI GILO
                                     CHAIRMAN OF THE BOARD OF DIRECTORS

ACCEPTED AND AGREED:

/s/ ORAN MUDUROGLU
----------------------------
ORAN MUDUROGLU

DATE: JUNE 27, 2003

                                    EXHIBIT A

                          RELEASE OF CLAIMS AGREEMENT

CONFIDENTIAL

                                  STENTOR, INC.

                          RELEASE OF CLAIMS AGREEMENT

June 27, 2003

Oran Muduroglu
Stentor, Inc.
500 Marina Boulevard
Brisbane, CA 94005

      RE: RELEASE OF CLAIMS AGREEMENT FROM ORAN MUDUROGLU

Dear Oran:

      You have alleged that Stentor, Inc. (the "COMPANY") and certain of its current and former directors have breached their fiduciary responsibilities in connection with the temporary deadlock on the Board of Directors between November 2002 and February 2003 on certain matters (including but not limited to your earlier allegations relating to inappropriate stock distribution, efforts to initiate the process of replacing you as CEO of the Company, and the proposed removal of Mark Maletz as a director) (the "DISPUTE") and intended to take wrongful action against you because of these allegations that may provide you with a basis to assert employment claims or other claims against such parties, including, but not limited to breach of fiduciary duty, retaliation, wrongful disparagement, defamation, libel and wrongful infliction of emotional distress (the "CLAIMS"). Without admitting any wrongdoing by the Company, any of its directors, or any of the other Released Parties and in order to avoid the expense of litigation relating to possible employment and other claims you may have against the Company related to the Dispute, you have voluntarily agreed to provide the Company and its directors and each of the other Released Parties with this release of claims (this "RELEASE") in exchange for the consideration set forth in Section 1 below. If the terms of this Release are acceptable, please sign where indicated below.

      1. In consideration for the promises made in this Release, concurrent with the execution of this Release, you and the Company shall enter into an employment letter agreement, dated as of the date hereof (the "EMPLOYMENT AGREEMENT") that will govern your service to the Company as an employee or a consultant and the Company shall provide you with a release of certain claims it has against you (the "COMPANY RELEASE"). You acknowledge and agree that the Employment Agreement shall provide you with compensation and benefits that you would not be entitled to otherwise and is being provided to you to, among other things, resolve the Claims.

      2. You acknowledge and agree that you do not have pending against the Company or any employee, agent, official, or director of the Company, any claim, charge, or action in or with any federal, state, or local court or administrative agency of any kind or nature whatsoever, including, without limitation, any claim, charge, or action related or in any manner incidental to your employment, membership on the Board or your shareholder rights, fiduciary obligations of the Board and other shareholders to you or the Company, and any action of any of the Company's employees, officers, agents or shareholders.

      3. In return for the consideration described above, you, in your capacity as an employee, officer, director, stockholder or otherwise, and your representatives, hereby release the Company and its parents, subsidiaries, successors, predecessors, stockholders and affiliates, its and their current and former directors (whether acting individually or collectively, as members of the full Board, any of its committees or otherwise), officers and employees, and the current and former partners, members, managers, agents, attorneys, predecessors, insurers, affiliates and assigns of each of the foregoing (the "RELEASED PARTIES"), from any and all claims, liabilities and obligations, both known and unknown, including, but not limited to, claims for breach of fiduciary duties, employment claims, breach of contract, disparagement, defamation, libel, wrongful infliction of emotional distress, and retaliation in response to your allegations of breach of fiduciary duties by the directors of the Company, that arise out of or are in any way related to the Dispute ("RELEASED CLAIMS"). Notwithstanding the release in the preceding sentence, you shall not hereby surrender any right you may have to indemnification by the Company pursuant to the bylaws of the Company or applicable law.

      4. You further agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code, which states as follows:

            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT TO THE DEBTOR.

      5. You also agree not to initiate or cause to be initiated against any of the Released Parties any lawsuit, compliance review, administrative claim, investigation or proceedings of any kind which pertains in any manner to the Released Claims; provided that notwithstanding the foregoing you may conduct a compliance review or investigation on behalf of the Company to fulfill your fiduciary duties as director of the Company.

      6. You further agree to maintain this Release and its contents in the strictest confidence and agree that you will not disclose the terms of this Release to any third party without the prior written consent of the Company, unless otherwise required by law. Notwithstanding the foregoing, you may disclose the terms of this Release to your spouse to legal, financial, and tax advisors.

      7. You and the Company further agree that any and all disputes arising out of the terms, interpretation, application, or alleged breach of this Release shall be subject to the Arbitration Agreement between you and the Company, dated as of the date hereof.

      8. You and the Company also agree that this letter, the Company Release and the Employment Agreement, contains all of our agreements and understandings with respect to the subject matter of this Release and may not be contradicted by evidence of any prior or contemporaneous agreement, except to the extent that the provisions of any such agreement have been expressly referred to in this Release as having continued effect. It is agreed that this Release shall be governed by the laws of the State of California applicable to contracts between residents of such state made and to be performed entirely within such state, without regard to the conflict of laws principles of any jurisdiction. If any provision of this Release or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Release and such provision as applied to other person, places, and circumstances shall remain in full force and effect unless the enforcement of such remainder would be inequitable.

      9. Each of the Released Parties is intended to be, and shall be, an express third-party beneficiary of this Release, entitled to enforce the same in his, her or its own right, and no provision of this Release which benefits any of the Released Parties in any capacity shall be amended, withdrawn, waived, rescinded, cancelled, reformed, restated, superseded, replaced, or otherwise modified in any manner adverse to such Released Party without such Released Party's advance express written consent, to be given or withheld in such Released Party's sole discretion.

      10. Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Release or have been afforded every opportunity to do so; (b) that you are fully aware of this Release's contents and legal effect; and (c) that you have chosen to enter into this Release freely, without coercion and based upon your own judgment and not in reliance upon any promises made by the Company other than those contained in this Release.

                                     Sincerely,
                                     /s/ Davidi Gilo
                                     -----------------
                                     Stentor, Inc.
                                     Davidi Gilo
                                     Chairman of the Board of Directors

      I have read and understand this Release and agree to be bound by its terms and conditions.

/s/ Oran Muduroglu                               Date: June 27, 2003
--------------------------------
Oran Muduroglu

                                    EXHIBIT B

                                RELEASE AGREEMENT

(TO BE SIGNED ON OR AFTER YOUR TERMINATION OF EMPLOYMENT OR THE CONSULTING ARRANGEMENT)

I, Oran Muduroglu, understand that my [employment / engagement as a consultant] with Stentor, Inc. (the "COMPANY") terminated effective _______________, 200___ (the "SEPARATION DATE"). The Company has agreed that if I choose to sign, and do not revoke any part of, this Release Agreement ("Release"), upon the Effective Date of this Release, the Company will pay me certain termination benefits pursuant to Section 7 of the letter agreement, dated May ___, 2003, between myself and the Company (the "AGREEMENT") to which this Release is attached. I understand that I am not entitled to such benefits unless I sign this Release and return it to the Company and do not revoke this Release on or prior to the Effective Date (as defined below). I understand that, regardless of whether I sign this Release, the Company will pay me all of my [accrued salary and paid time off] [consulting fees] through the Separation Date, to which I am entitled by law.

In consideration for the termination benefits I am receiving under the Agreement, as described therein, I hereby generally and completely release the Company and its parents, subsidiaries, successors, predecessors and affiliates, and its and their directors, officers, employees, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns, from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date I sign this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; (e) all claims related to my service as a consultant and the termination of that service and (f) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the California Family Rights Act, and the California Fair Employment and Housing Act (as amended). Notwithstanding the release in the preceding sentence, I shall not hereby surrender any right I may have to indemnification by the Company pursuant to the bylaws of the Company or applicable law.

I further acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act (as amended) ("ADEA") and that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the date I sign this Release; (b) I have been advised hereby that I have the right to consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it before the end of the consideration period); (d) I have seven (7) days after I sign this Release to revoke it; and (e) this Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Release, provided that I have returned this Release to the Company by that time ("EFFECTIVE DATE").

In releasing claims unknown to me at present, I am waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction:

      "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

I ACCEPT AND AGREE TO THE TERMS AND CONDITIONS OF THIS RELEASE AS STATED ABOVE:

________________________________     ___________________________________
Oran Muduroglu                       Date

Accepted by:

STENTOR, INC.

By: _____________________________
Name: ___________________________
Title: __________________________

                                    EXHIBIT C

                              ARBITRATION AGREEMENT

                                  STENTOR, INC.

                             ARBITRATION AGREEMENT

      This Arbitration Agreement (the "AGREEMENT"), dated as of June 27, 2003, is between Stentor, Inc., a Delaware corporation (the "COMPANY") and Oran Muduroglu, an individual ("EMPLOYEE").

      Employee and Company hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Employee and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of Employee shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA RULES").

      Claims subject to arbitration shall include, without limitation: contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment benefits, workers' compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration.

      A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law. The arbitrator shall have the authority to rule on a motion to dismiss and/or summary judgment by either party, and the arbitrator shall apply the standards governing such motions under the California Code of Civil Procedure.

      Either the Company or Employee may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit of claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. Moreover, either party may seek provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure in a court of competent jurisdiction for any claim or controversy arising out of or related to the unauthorized use, disclosure, or misappropriation of the confidential and/or proprietary information of either party.

      All arbitration hearings under this Agreement shall be conducted in San Francisco, California, unless otherwise agreed by the parties. The arbitration provisions of this Arbitration Agreement shall be governed by the Federal Arbitration Act. In all other respects, this Arbitration Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.

      Each party shall pay its own costs and attorney's fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys' fees. In that case, the arbitrator may award reasonable attorneys' fees and costs to the prevailing party as provided by law. The costs and fees of the arbitrator shall be paid by the Company.

      This Agreement does not alter Employee's at-will employment status. Accordingly, Employee understands that the Company may terminate Employee's employment, as well as discipline or demote Employee, at any time, with or without prior notice, and with or without cause. The parties also understand that Employee is free to leave the Company at any time and for any reason, with or without cause and with or without advance notice.

      If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. The parties' obligations under this Agreement shall survive the termination of Employee's employment with the Company and the expiration of this Agreement.

      The Company and Employee understand and agree that this Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the parties, and the parties agree that this Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this agreement. The parties also agree that the terms of this Agreement cannot be revoked or modified except in a written document signed by both Employee and an officer of the Company.

      THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.

                            [Signature page follows]

      THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

      IN WITNESS WHEREOF, the parties have duly execute this Arbitration Agreement as of the date first written above.

STENTOR, INC.                        EMPLOYEE

By: /s/ Davidi Gilo                  By: /s/ Oran Muduroglu
   -----------------------------         ---------------------------
Davidi Gilo                          Print Name: Oran Muduroglu

Chairman of the Board of Directors

                                   SCHEDULE 1

                           ADDITIONAL CONSULTING TERMS
                               FOR ORAN MUDUROGLU

In addition to the terms and conditions in this Agreement, to which this schedule is attached, governing your service as a consultant, during the Consulting Period the Company and you agree to the following:

1. CONSULTING OBLIGATION. You acknowledge and agree that, until the earlier of the first anniversary of this Agreement or six months from the date you commence the Consulting Period, you shall be expected to devote a minimum of ten (10) hours a week to perform the following consulting services as may be reasonably requested by the Board or the Company: assistance necessary to facilitate a smooth transition of CEO responsibilities, aid the CEO in the CEO's understanding of the Company's business, and such other duties which are commensurate with the responsibilities of a CEO. You further agree that until the earlier of the first anniversary of this Agreement or six months from the date you commence the Consulting Period, such consulting services may be required on a full-time basis, from time to time, as reasonably requested by the Board; thereafter and until the second anniversary of the date of this Agreement you shall make yourself reasonably available to assist the Company with the transition of your responsibilities and to consult with the Company on matters related to your responsibilities during your employment, so long as the Company's requests for such assistance are reasonable, taking into account your work schedule and other time commitments, so as not to interfere with your ability to maintain subsequent employment during the remainder of the Consulting Period.

2. EXPENSES. The Company agrees to reimburse you for all expenses reasonably incurred in the performance of the your services as a consultant upon production of supporting receipts and documentation.

3. RELATIONSHIP OF THE PARTIES. As a consultant, during the Consulting Period, you shall be, an independent contractor. In no circumstance shall you look to the Company as your employer, partner, agent, or principal. Except as provided in this Agreement, you shall not be entitled to any benefits accorded to the Company's employees, including workers' compensation, disability insurance, retirement plans, or vacation or sick pay. Your exclusion from benefit programs maintained by the Company is a material component of the terms of compensation negotiated by the parties, and is not premised on your status as a non-employee with respect to Company. To the extent that you may become eligible for any benefit programs maintained by the Company (regardless of the timing of or reason for eligibility), you hereby waive your right to participate in the programs. Your waiver is not conditioned on any representation or assumption concerning your status under the common law test. You also agree that, consistent with your independent contractor status, you will not apply for any government-sponsored benefits that are intended to apply to employees, including, but not limited to, unemployment benefits.